Exhibit 10.1

EQUALIZATION RIGHTS AGREEMENT

This Equalization Rights Agreement (this “Agreement”) is by and between John T. Stankey, the Chief Executive Officer-AT&T Entertainment and Internet Services (“Employee”) and AT&T Services, Inc., a Delaware corporation (the “Company”).

WHEREAS, Employee is an officer of the Company;

WHEREAS, Employee is expected to take on certain additional responsibilities in connection with his role as the Chief Executive Officer-AT&T Entertainment and Internet Services for the Company in connection with the acquisition by an affiliate of the Company of DIRECTV, a Delaware corporation (“DIRECTV”);

WHEREAS, in connection with such responsibilities related to DIRECTV, it is expected that Employee will retain his primary residence and work address in Texas, but will also spend time working outside of Texas (all such work outside of Texas, “Business-Related Travel”) and that other jurisdictions may assert that Employee owes income tax in those jurisdictions in respect of his Business-Related Travel;

WHEREAS, the Company wishes to provide Employee with certain equalization rights related to any additional income taxes incurred as a result of Employee’s new responsibilities requiring Business-Related Travel whether or not certain of the termination events specified in Paragraph 6 have occurred;

WHEREAS, the parties recognize that payments to Employee under this Agreement may continue during a period when Employee is no longer an employee of the Company or its affiliates; and

WHEREAS, the Human Resources Committee of the Board of Directors of the Company has approved this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto agree as follows:

1. Certain Payments by the Company.  In the event that, on or after July 24, 2015 while Employee has a primary residence and work address in Texas, any payment or distribution or benefit received by Employee pursuant to the terms of any agreement (including this Agreement) between Employee and the Company or any of its affiliates or any other payment or distribution or benefit made or provided by the Company or any of its affiliates, to or for the benefit of Employee (a “Payment”) is subject to any income tax imposed by any State other than the State of Texas or any locality outside of the State of Texas as a result of Business-Related Travel following the date of this Agreement (such state or local income tax, is hereinafter collectively referred to as “State Income Taxes”, which for the avoidance of doubt does not include an Equalization Payment), then Employee shall be entitled to receive an additional payment (an “Equalization Payment”), even if Employee is not then employed by the Company or its affiliate, in an amount such that after subtracting any income taxes paid solely with respect to Equalization Payments, Employee retains an amount of the Equalization Payment equal to the State Income Taxes paid upon the Payments.  The Company shall also make a payment for any costs or expenses (including reasonable attorneys’ fees), penalties, interest, claims, fines, losses, damages or liabilities incurred by Employee in connection with any claim, action, suit, proceeding or investigation, whether civil, administrative or investigative, arising out of State Income Taxes (collectively, “Losses”) and the Company shall also advance expenses related thereto as incurred by Employee to the fullest extent permitted under applicable law; provided, that Employee provides an undertaking to repay such advances if it is ultimately determined that Employee is not entitled to the payment described in this sentence; provided, further, that Employee shall not be entitled to any payment in respect of such Losses to the extent arising out of Employee’s willful misconduct or fraud (notwithstanding any review and approval of the Employee’s Income Tax Returns by the Company pursuant to Paragraph 3).  The Company shall not be liable to any tax authority for any taxes, penalties, or interest assessed by any tax authority or other governmental entity against Employee.

2. Notice and Proceedings.  If Employee wishes to claim a payment under the provisions of the second sentence of Paragraph 1 of this Agreement, upon learning of any such claim, action, suit, proceeding or investigation by any governmental entity (a “Third-Party Claim”), Employee shall promptly notify the Company thereof, but the failure to so notify shall not relieve the Company of any liability it may have to Employee, except to the extent such failure materially prejudices the Company.  In the event of any such Third-Party Claim, (i) the Company shall have the right to assume the defense thereof and the Company shall not be liable to Employee for any legal expenses of other counsel or any other expenses subsequently incurred by Employee in connection with the defense thereof, except that if the Company elects not to assume such defense or fails to make the payments contemplated by this Agreement, Employee may retain counsel satisfactory to the Company, and the Company shall pay all reasonable fees and expenses of such counsel for Employee promptly following receipt of a statement therefor; provided, however, that the Company shall be obligated pursuant to this Paragraph 2 to pay for only one firm of counsel for Employee in any jurisdiction, (ii) Employee will cooperate in the defense of any such Third-Party Claim (including, without limitation, by permitting the Company and its representatives, at times and dates mutually acceptable to the parties, to inspect, review and make copies of Employee’s income tax returns and related records as the Company deems necessary or appropriate from time to time) and (iii) the Company shall not be liable for any settlement effected without its prior written consent.  Notwithstanding the foregoing, the Company shall not have any obligation hereunder to Employee if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the making of the payment in the manner contemplated hereby is prohibited by applicable law.  In addition, the Company shall have the right to settle any such Third-Party Claim; provided, however, that the Company shall not, without the prior written consent of Employee, settle, compromise or offer to settle or compromise any Third-Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of Employee, (ii) a finding or admission of a violation of law by Employee or (iii) any monetary liability of Employee for State Income Taxes that do not qualify for treatment as an Equalization Payment under Paragraph 1.

3. Income Tax Returns.  Employee shall be responsible for the preparation of and prepare (or cause to be prepared) all state and local income tax returns, reports or similar filings required to be filed with respect to Employee’s income taxes (each such return, report or similar filing, an “Income Tax Return”).  Employee shall use his best efforts to deliver (or cause to be delivered) the State Income Tax Returns to the Company for its review and approval not later than fifteen (15) days prior to the due date of such State Income Tax Returns, as the due date for such return may be varied by lawful extension.  Employee shall incorporate any reasonable changes requested by the Company at least three (3) days prior to the anticipated filing date of the State Income Tax Returns.  Employee shall cause all Income Tax Returns to be filed on a timely basis (taking into account any lawful extension of time within which to file as Employee may reasonably require) and shall be fully responsible for penalties and interest charges assessed by any tax authority or other governmental entity due to Employee’s failure to do so, which penalties and interest charges shall not be eligible for treatment as an Equalization Payment.

4. Net Recovery.  In calculating the amount of any Equalization Payment pursuant to this Agreement, there shall be deducted an amount equal to any net tax benefit (including the utilization of a tax deduction, tax loss or tax credit carried forward) that the Employee actually realizes resulting from Employee’s payment of State Income Taxes or Losses.

5. Refunds.  The Company shall be entitled to any refunds of State Income Taxes and any repayments of Losses by unrelated third-parties that were paid by the Company pursuant to this Agreement.  Employee shall promptly pay to the Company the amount of any refund or repayment made available to which the Company is entitled under this Paragraph 5.

6. Term.  This Agreement shall terminate with respect to periods following such time as (i) Employee is no longer principally responsible for DIRECTV or its successor entities or operations, (ii) Employee no longer maintains his primary residence in the State of Texas, (iii) Employee’s actions or omissions with respect to the preparation of the Income Tax Returns constitute willful misconduct or fraud or (iv) Employee’s employment with the Company is terminated; provided, that, in the case of termination pursuant to clause (iii) above, the provisions of this Agreement shall immediately terminate and this Agreement shall be of no further force and effect, except that Employee shall continue to have liability for any prior breach hereof.  For the avoidance of doubt, the obligations of the parties pursuant to this Agreement will continue following the occurrence of any of the events specified in clauses (i), (ii) or (iv) of the preceding sentence with respect to periods preceding such event.

7. Rights Cumulative.  The rights and remedies provided herein are cumulative, and the exercise of any right or remedy, whether pursuant hereto, to any other agreement, or to law, shall not preclude or waive the right to exercise any or all other rights and remedies,

8. Successors and Assigns.  This Agreement may not be assigned by Employee; provided, however, that Employee’s rights to payments hereunder shall, upon his death, inure to the benefit of Employee’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.  This Agreement shall inure to the benefit of and may be assigned by the Company to the successors and assigns of the Company.

9. No Oral Modification or Waiver.  No provision of this Agreement may be modified, waived, or discharged unless agreed to in writing by both parties hereto.  Except as otherwise expressly provided in this Agreement, the failure of a party to insist upon strict adherence to any term, condition or other provision of this Agreement shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term, condition or other provision of this Agreement.

10. Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Texas without regard to its conflict of laws provisions.

11. Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application of such provision to any person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

12. Counterparts.  This Agreement may be executed in two or more counterparts (and by facsimile or delivery of a pdf. signature page hereto), each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

13. Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof.

[signature page follows]

In witness whereof, the undersigned have executed this Agreement as of the 20th day of August, 2015.

EMPLOYEE	AT&T SERVICES, INC.

/s/ John T. Stankey	By: /s/ Tom Moore
John T. Stankey	Name: Tom Moore Title: Senior Vice President-Compensation, Benefits, and Policy